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                                                                    EXHIBIT 23.0

                         INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the Registration Statement (No. 333-59605) on Form S-8 of Lenox Bancorp, Inc. pertaining to the 1997 Incentive Plan of our report dated February 23, 2001, relating to the consolidated balance sheets of Lenox Bancorp, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, which report appears in the Annual Report on Form 10KSB for the year ended December 31, 2000.



/s/ Clark, Schaefer, Hackett & Co.
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CLARK, SCHAEFER, HACKETT & CO.


Cincinnati, Ohio
March 29, 2001